CIRCLE

Sarah Haas <sarah@seedinvest.com>

This Week's Milestones: Virtuix Surpasses $7M Reserved & Verdigris Closing Friday

1 message

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: sarah@seedinvest.com

Wed, Dec 9, 2020 at 9:59 AM

seedinvest

Campaign Milestones

Hi Sarah,

A number of our deals reached new milestones this week. Check them out below:

- **Verdigris** surpassed $6.7M raised and is closing this Friday, November 27th. Verdigris is a responsive energy intelligence platform for commercial and industrial buildings.
- **Virtuix** surpassed $7M in reservations, making it the largest reservations campaign in SeedInvest history. Virtuix is the creator of Omni, an omni-directional treadmill allowing users to walk and run inside popular games and virtual worlds.
- **Good Earth Organics** surpassed $500K raised and is now successfully funded towards its minimum funding target. Good Earth Organics produces premium certified organic potting soils and nutrients for toxin-free cannabis and hemp plants.
- **LimeLoop** surpassed $300K raised, is successfully funded towards its target funding minimum, and is closing next Friday, December 4th. LimeLoop is providing an IOT solution for sustainable shipping logistics with a reusable shipper and engagement sensor.

Questions? Email us. We're happy to help.

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Virtuix, and The Good Earth Organics, Inc. are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix, The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics

Verdigris is offering securities under Rule 506(b) of Regulation D through SI Securities. Additional information may be obtained from:: Verdigris: https://www.seedinvest.com/verdigris

LimeLoop is offering securities under Rule 506(c) of Regulation D through SI Securities. Additional information may be obtained from: LimeLoop: https://www.seedinvest.com/limeloop

CIRCLE

Sarah Haas <sarah@seedinvest.com>

Virtuix | New Milestone & Upcoming Webinar

1 message

SeedInvest <events@seedinvest.com> Wed, Dec 9, 2020 at 10:03 AM
Reply-To: contactus@seedinvest.com
To: sarah@seedinvest.com

seedinvest Accepting Reservations


omni one

Virtuix, largest reservations campaign in SeedInvest history, surpasses $7.5M in reservations

We are excited to announce that Virtuix has surpassed $7.5M reserved - this is the largest reservations campaign in SeedInvest history.

Virtuix is the creator of Omni, an omni-directional treadmill allowing users to walk and run inside popular games and virtual worlds. The company has raised over $20M in capital to date from Mark Cuban, 12 venture funds including Maveron and Scout Ventures, and four previous successful SeedInvest rounds.

By confirming a reservation, you have the opportunity to purchase shares ahead of the company's public launch after it receives SEC qualification. A reservation is non-binding and you may cancel at any time. **Additionally, the company is offering early-**

bird bonus perks such as a 40% discount to the Omni One system (you can transfer this discount as a gift card to friends or family).

LEARN MORE

Webinar This Thursday at 4pm ET

Tune in for our Reg A+ Monthly Webinar this Thursday, December 3rd at 4pm ET featuring Virtuix and five other companies. Register here.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Virtuix is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Virtuix: https://www.seedinvest.com/virtuix